Exhibit 99.1

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S U.S. MAY SALES UP 23 PERCENT; SIXTH STRAIGHT MONTH FORD SALES INCREASE MORE THAN 20 PERCENT

•     Ford, Lincoln and Mercury May sales totaled 192,253, up 23 percent versus year ago.

•     All-new Super Duty powers F-Series pickup to its highest sales month in more than two years; Super Duty sales up 82 percent versus year ago; total F-Series sales up 49 percent

•     Record May sales for Ford Fusion and Edge; best month yet for Transit Connect. Mustang’s May retail share increase is powered by 2011 models, which deliver even more horsepower and fuel economy

•     Ford, Lincoln and Mercury year-to-date sales totaled 783,845, up 31 percent versus year ago

•     Ford gains retail market share for the 19th time in the last 20 months, as more buyers turn to Ford’s fresh lineup of high-quality, fuel-efficient vehicles

•     Ford announces plans to build 570,000 vehicles in the third quarter, up 80,000 vehicles (16 percent) versus third quarter 2009; second quarter plan increased by 15,000 vehicles

DEARBORN, Mich., June 2, 2010 – Ford continued to post strong sales and market share gains in May, with Ford, Lincoln and Mercury dealers delivering 192,253 new vehicles in May – a 23 percent increase versus a year ago. It marks the sixth month in a row Ford sales have increased more than 20 percent. Year-to-date sales totaled 783,845, up 31 percent.

In May, Ford retail sales were up 19 percent versus a year ago, and Ford gained retail market share for the 19th time in the last 20 months. Fleet sales were up 32 percent, primarily reflecting higher sales of Ford’s hard-working trucks to commercial customers.

Ford is benefiting from a fresh lineup of new, fuel-efficient, high-quality vehicles that deliver industry-leading levels of safety as well as smart design and value.

“Our laser focus on fuel efficiency and quality is paying off for our customers and for Ford,” said Ken Czubay, Ford vice president, U.S. Marketing Sales and Service. “Our customers are rewarded because Ford resale values continue to increase at a rate higher than the overall industry – and they are rewarding us with increased purchase consideration.”

In April, year-over-year resale values of Ford, Lincoln and Mercury vehicles outpaced the industry. Resale values improved 24 percent for Ford versus 19 percent for the industry, based on auction data compiled by the North American Dealers Association (NADA). The margin of improvement was particularly strong on cars, where Ford improved seven points more than the industry average.

Ford also achieved the largest gain of any automaker in Automotive Lease Guide’s latest Perceived Quality Score, bringing customer perceptions more in line with Ford’s improved vehicle quality.

Strength Across the Lineup

Once again, sales were higher throughout Ford’s lineup in May – continuing a trend that began in December. Trucks paced the year-to-year results with a sales increase of 48 percent, while cars were up 9 percent, and utilities were up 18 percent. Year-to-date, car sales were up 29 percent, utilities were up 30 percent, and trucks were up 34 percent.

“Our results reflect Ford’s balanced portfolio of products,” said Czubay. “Our goal is to offer customers class-leading fuel efficiency, quality, safety, smart design and value in every product and category.”

Other sales highlights include:
•
Ford Fusion, Motor Trend’s Car of the Year, set a May sales record of 22,381, up 13 percent versus the previous record set last year. Fusion has set monthly sales records in 13 of the last 14 months, and sales have been up 14 months in a row.

•	Ford Taurus sales totaled 6,466 in May, up 98 percent. Ford Focus sales were up 13 percent.
•
Ford Mustang’s retail share is on the rise, boosted by the arrival of the new 2011 Mustang with new V-6 and V-8 engines that deliver more horsepower and improved fuel economy.  The new 3.7-liter V-6 achieves 305 hp and is the first production car ever to achieve 300-plus horsepower and 30-plus highway miles per gallon. The new 5.0-liter V-8, offered on the Mustang GT, is at the top of its class with fuel economy of 26 mpg highway and delivers 412 hp.  Mustang’s retail share in May was the highest for any month in a year.

•
With sales of 49,858, Ford’s F-Series posted a 49 percent sales increase in May. Year-to-date, F-Series sales are up 35 percent. Ford’s leadership position in the truck market is strengthened by the arrival of the 2011 model F-Series Super Duty – the most capable, fuel-efficient heavy-duty pickup in the industry. For the second month in a row, sales of the all-new 2011 Super Duty were more than double Ford’s plan for the month. Super Duty sales were up 82 percent versus a year ago. F-Series sales have increased six months in a row, and May’s increase was the largest.

•
Utility vehicles also posted strong sales increases. Ford Edge set a May sales record of 13,660, up 43 percent. Ford Escape sales were up 17 percent, and Mercury Mariner sales were up 22 percent. Ford Escape is America’s best-selling utility vehicle. Sales for the Ford Explorer and Expedition and Mercury Mountaineer also were higher than a year ago.

•	Sales for Ford’s E-Series van (Econoline/Club Wagon) were up 34 percent versus a year ago, and sales for the Transit Connect were the highest for any month so far.

North American Production
In the third quarter of 2010, Ford plans to produce 570,000 vehicles, up 80,000 vehicles (16 percent) versus the third quarter 2009.  The increase reflects higher consumer demand across Ford’s entire family of cars, utilities and trucks.  Ford’s second quarter production plan is 640,000 vehicles, up 15,000 vehicles from the prior forecast.

# # #

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 176,000 employees and about 80 plants worldwide, the company’s automotive brands include Ford, Lincoln, Mercury and, until its sale, Volvo. The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

    Go to http://media.ford.com for news releases and high-resolution photographs.